Exhibit 99.1

Tapestry, Inc. Appoints Todd Kahn Chief Executive Officer and Brand President of Coach

NEW YORK--(BUSINESS WIRE)--April 15, 2021--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced the appointment of Todd Kahn as Chief Executive Officer and Brand President of Coach, effective immediately, following a comprehensive search. In this role, Mr. Kahn is responsible for all aspects of the brand globally, reporting to Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc. Mr. Kahn joined the Company in January 2008 and has held a number of leadership roles within the organization, most recently serving as Interim Chief Executive Officer and Brand President of Coach since July 2020.

Ms. Crevoiserat commented, “I am delighted to announce Todd’s appointment as Chief Executive Officer and Brand President of Coach. Todd has done a tremendous job leading Coach over the last nine months, delivering exceptional business results, while effectively navigating the pandemic. Importantly, during this time, the brand has been building momentum through the recruitment of new, younger customers and the acceleration of Digital. In addition, throughout his 13-year tenure with the Company, he has been instrumental in shaping our strategic agenda as well as developing empowered and inclusive teams. Todd has both deep industry and Company experience, bringing a unique balance of brand stewardship and commercial capabilities. I am confident that he is the right person to lead Coach, partnering closely with me and the senior management team as we continue to advance our Acceleration Program.”

Mr. Kahn said, “Coach is an iconic brand with a remarkable 80-year history and incredibly talented teams. I am honored to lead the brand and passionate about the opportunities ahead as we continue to implement a purpose-led, consumer-centric, and data-driven approach to fueling innovation across customer touchpoints. We will deliver the blend of magic and logic that make our brand and business distinctive, providing customers around the world with authentic, compelling product and experiences under Stuart Vevers’s creative direction, underpinned by a focus on operational excellence to support enhanced profitability. Further, under Joanne’s leadership, I look forward to continuing to collaborate across the organization as we leverage Tapestry’s differentiated, multi-brand platform to drive long-term growth.”

Todd Kahn has served as Interim Chief Executive Officer and Brand President of Coach since July 2020 and has led the revenue generating business units of the brand since March 2020. He joined the Company as Senior Vice President, General Counsel and Secretary in January 2008 and held a number of successively senior roles, including serving as Chief Legal Officer until March 2020, Company Secretary until August 2020, and President & Chief Administrative Officer from May 2016 to the present. Prior to joining the Company, Mr. Kahn, a seasoned industry veteran, held leadership positions at several public and private companies.

About Tapestry, Inc.

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

About Coach

Coach is a global fashion house founded in New York in 1941. Inspired by the vision of Creative Director Stuart Vevers and the inclusive and courageous spirit of its hometown, the brand makes beautiful things, crafted to last—for you to be yourself in.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, statements regarding the Acceleration Program and statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “should,” “confident,” “optimistic,” “future,” “expect,” “intend,” “estimate,” “continue,” “project,” “guidance,” “forecast,” “outlook,” “believe,” “anticipate,” “proactive,” “preemptive,” “excited about,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “commit,” “look forward to,” “to acquire,” “achieve,” “strategic initiatives,” “growth opportunities,” “next chapter” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, and the impact of legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Interim Chief Financial Officer
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com

Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com